Exhibit 99.1

Chicken Soup for the Soul Entertainment Closes On Acquisition of Pivotshare, Inc.

COS COB, CT – August 23, 2018 – Chicken Soup for the Soul Entertainment, Inc. (“CSS Entertainment”) (Nasdaq: CSSE), a growing media company building online video on-demand (“VOD”) networks that provide positive and entertaining video content for all screens, today announced it has closed its acquisition of Pivotshare Inc, a global subscription-based video-on-demand service (“SVOD”) offering channels online across a variety of categories including music, sports, religion, arts and culture, lifestyle and family.

Pivotshare is comprised of a series of subscription-based VOD channels online with 28,000 hours of programming. The network generates approximately $2.5 million in annual revenue and has approximately 25,000 paid subscriptions with an average monthly revenue of $9 per subscription. The accretive acquisition launches CSS Entertainment into the subscription VOD space, significantly accelerating its business plan. The multi-channel online network comes with pre-existing content, much of which fits with the Chicken Soup for the Soul brand.

The company primarily used perpetual preferred stock to complete this acquisition. Pivotshare shareholders agreed to accept $3.35 million of the $4.35 million purchase price (excluding closing costs) in the form of the company’s perpetual preferred stock (Nasdaq: CSSEP). The balance of the purchase price was $257,000 in cash and 74,235 shares of CSS Entertainment common.

Pivotshare is expected to generate approximately $1 million per year in cost savings for CSS Entertainment, which is a 23% return on investment annually.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. is a growing media company with online video on-demand (“VOD”) networks that provide positive and entertaining video content for all screens. The company also curates, produces and distributes long- and short-form video content that brings out the best of the human spirit, and distributes the online content of its affiliate, A Plus. The company’s subsidiary, Screen Media, is a leading global independent television and film distribution company that owns one of the largest independently owned television and film libraries. The company also owns Popcornflix®, a popular online advertiser-supported VOD (“AVOD”) network, and four additional AVOD networks that collectively have rights to exhibit thousands of movies and television episodes. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the offering circular) and uncertainties which could cause actual results to differ from the forward-looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

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INVESTOR RELATIONS

James Carbonara

Hayden IR

james@haydenir.com

(646) 755-7412

MEDIA CONTACT
Marion Janic
RooneyPartners LLC
mjanic@rooneyco.com

(212) 223-4017

www.cssentertainment.com	@CSSEntertain	www.facebook.com/chickensoupforthesoul